Exhibit 4.2

JOINDER TO SECURITY AGREEMENT

This Joinder to Security Agreement (this “Joinder”) is made as of this 12th day of February, 2009 by and between ZALE CANADA CO. (the “New Grantor”) and BANK OF AMERICA, N.A., as successor in interest to Fleet Retail Finance Inc., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement (as defined below)), in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H :

         A.        WHEREAS, Zale Delaware, Inc., Zale Corporation, ZGCO, LLC (successor in interest to DDCC, Inc.) and TXDC, L.P. (individually, an “Existing Grantor”, and collectively, the “Existing Grantors”, and together with the New Grantor, individually, a “Grantor” and collectively, the “Grantors”) have entered into that certain Credit Agreement dated as of July 23, 2003 by, among others, (i) the Grantors, as Borrowers, (ii) the Lenders party thereto from time to time, and (iii) Bank of America, N.A., as Agent for the Lenders (as amended and in effect, the “Credit Agreement”); and

         B.        WHEREAS, the Existing Grantors have entered into that certain Security Agreement dated as of July 23, 2003 by and among the Existing Grantors and the Collateral Agent (the “Security Agreement”), pursuant to which the Existing Grantors have granted a security interest and lien in and to the Collateral (as defined in the Security Agreement) to the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations (as defined in the Security Agreement); and

         C.        WHEREAS, the New Grantor is currently an Excluded Subsidiary under the Credit Agreement; and

         D.        WHEREAS, the Existing Grantors have notified the Agent that they wish to join the New Grantor to the Credit Agreement as a Borrower and to the Security Agreement as a Grantor as permitted by Section 2.1(c) of the Credit Agreement.

         NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions: All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Security Agreement or the Credit Agreement, as applicable.

2.  Joinder to Security Agreement.

   (a)  As security for the payment or performance, as the case may be, in full of the Secured Obligations, the New Grantor hereby bargains, assigns, mortgages, pledges, hypothecates and transfers to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such New Grantor’s right, title and interest in, to and under the Collateral.

   (b)  New Grantor hereby (a) joins in the execution of, and becomes a party to, the Security Agreement, (b) agrees that the New Grantor shall, for all purposes,  be deemed to be a “Grantor” under the Security Agreement, and (c) agrees that the New Grantor is bound by all representations, warranties, covenants, agreements, liabilities and obligations of the Grantors under the Security Agreement and all related documents, in each case, with the same force and effect as if the New Grantor was a signatory to the Security Agreement and such related documents and was expressly named therein (except to the extent that such representations, warranties, covenants, agreements, liabilities and obligations expressly related to an earlier date).

3.  Miscellaneous.

   (a)  This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

   (b)  This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

   (c)  This Joinder shall constitute a Loan Document for all purposes.

   (d)  Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

   (e)  The Grantors shall pay all costs and expenses of the Collateral Agent, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Joinder.

   (f)  The New Grantor warrants and represents that the New Grantor has consulted with independent legal counsel of its selection in connection with this Joinder and is not relying on any representations or warranties of the Collateral Agent or the Lenders or their counsel in entering into this Joinder.

   (g)  THIS JOINDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date set forth above.

ZALE CANADA CO., as New Grantor

By:	/s/ David Sternblitz
Name:	David Sternblitz
Title:	Vice President & Treasurer

Signature Page to Joinder to Security Agreement

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	SVP

Signature Page to Joinder to Security Agreement